Exhibit 16.2 to Form 8-K/A

May 31, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 10, 2001, of Lotus Pacific, Inc. and are in agreement with the statements contained in Item 4(a) paragraphs one, two, three and six. We have no basis to agree or disagree with other statements of the registrant contained therein.

                      /s/ Ernst & Young LLP